EXHIBIT 99.1

                                                  IN THE COUNTY COURT IN AND FOR
                                                          ORANGE COUNTY, FLORIDA

                                                  CASE NO.: 06-CC-S 5 (73)
UNITED GRAFIX, INC., a foreign authorized
corporation a/k/a United Grafix Of KY, Inc.
         Plaintiff,                                           FINAL JUDGMENT
                                                              ----- --------

vs.

BOOTIE HOLDINGS CORPORATION, a

Florida corporation, f/k/a Bootie Beer Company,

         Defendant.

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     THIS CAUSE having come before the Court upon the Plaintiffs Affidavit of
     Non-Payment, and the

Court having been otherwise fully advised in the premises,

          IT IS ADJUDGED that:

          1. Plaintiff, UNITED GRAFIX, INC., a foreign authorized corporation a/k/a United Grafix Of KY, Inc., recover from Defendant, BOOTLE HOLDINGS CORPORATION, a Florida corporation, f/k/a Bootie Beer Company, the sum of $8,913.45 on principal; $278.00 for court costs and $801.48 for pre-judgment interest making a total of $9,992.93 that shall bear interest at the rate of 9% per annum from the date hereof for which let execution issue.

          ORDERED at Orlando, Orange County, Florida: on May 5, 2006.

                                                        ~ ~


                                                      County Court Judge

Copies furnished to:
Attorney for Plaintiff -Alan B. Gest, P.A.
20801 Biscayne Boulevard, Suite 506, Miami, FL 33180

Defendant - Bootie Holdings Corporation f/k/a Bootie Beer Company 620 North Denning Drive, Suite 100, Winter Park, FL 32789

United Grafix, Inc. a/k/a United Grafix of KY, Inc. - P.O. Box 54630, Lexington, KY 40555